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                                Exhibit 11
           Statement Regarding Computation of Per Share Earnings

                                  Year ended December 31,
                                1995        1994        1993
                                (In Thousands, Except Per
                                      Share Data)

Primary net income (loss) per share
Net income (loss):
 Net income (loss) as
  reported                       $3,139    $(9,658)   $(56,134)

Shares:
 Weighted average number
  of common shares
  outstanding                    19,391     20,865      22,858

 Common stock equivalents
   (stock options)                  291        104         143
 Primary shares                  19,682     20,969      23,001

Primary net income (loss)
  per share                      $  .16     $ (.46)     $(2.44)


Fully diluted net income (loss) per share
Net income (loss):
 Net income (loss) as
  reported                       $3,139    $(9,658)   $(56,134)

Shares:
 Weighted average number
  of common shares
  outstanding                    19,391     20,865      22,858

 Common stock equivalents
   (exercisable stock
   options whether or not
   dilutive)                      1,120        878         767
 Fully diluted shares            20,511     21,743      23,625

Fully diluted net income
  (loss) per share               $  .15     $ (.44)     $(2.38)